EXHIBIT 23.2

Consent of KPMG LLP

Consent of Independent Registered Public Accounting Firm

The Board of Directors

PFF Bancorp, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-8 of PFF Bancorp, Inc., of our report dated

June 8, 2006, with respect to the consolidated balance sheets of PFF Bancorp, Inc. and subsidiaries as of March 31, 2006 and 2005,

and the related consolidated statements of earnings, comprehensive earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2006, management's assessment of the effectiveness of internal control over financial reporting as of March 31, 2006 and the effectiveness of internal control over financial reporting as of March 31, 2006, which reports appears in the March 31, 2006, annual report on Form 10-K of PFF Bancorp, Inc.

Our report refers to a change in method for accounting of share-based payments.

/s/ KPMG LLP

Los Angeles, California

 October 24, 2006